EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-24127, 333-24123, 333-32315, 333-93565, 333-62431, 333-44414, 333-63526 and 333-143854) pertaining to employee benefit and stock option plans of Astro-Med, Inc. of our report dated April 4, 2012, with respect to the consolidated financial statements and schedule of Astro-Med, Inc., included in this Annual Report (Form 10-K) for the year ended January 31, 2012.

/s/    ERNST & YOUNG LLP

Providence, Rhode Island

April 4, 2012